EXHIBIT 10.2

AMENDMENT TO SHARE EXCHANGE AGREEMENT

THIS AMENDMENT TO SHARE EXCHANGE AGREEMENT (the “Amendment”) is made effective as of December 21, 2016 by and between Axiom Holdings, Inc., a Nevada corporation (the “Axiom”), Horizon Resources Co. Ltd., a Cayman Islands company (“Horizon”) and a wholly owned subsidiary of Axiom (“Horizon”), CJC (Hong Kong), Ltd., a Hong Kong corporation (“CJC”) and the shareholders of CJC set forth on the signature page to this Amendment (the “CJC Shareholders”). Axiom, Horizon, CJC and the CJC Shareholders may collectively be referred to as the “Parties”.

BACKGROUND

A.  Axiom, CJC Holdings, Ltd. and the CJC Shareholders are the parties to that certain Share Exchange Agreement dated October 10, 2016 (the "Agreement"); and

B.  The parties desire to amend certain parts of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the execution and delivery of the Agreement and other good and valuable considera-tion, the receipt and sufficiency of which are hereby acknowl-edged, the parties hereby agree as follows:

1. The company name CJC (Hong Kong), Ltd., a Hong Kong company, shall replace the company name CJC Holdings, Ltd., a Hong Kong company.

2. The following shall be inserted after the first WHEREAS clause:

Horizon is a wholly-owned subsidiary of Axiom; and

3. The fourth WHEREAS clause of the Agreement prior to this Amendment is hereby deleted in its entirety and replaced with the following:

WHEREAS, Horizon agrees to acquire 100% of the issued and outstanding shares of CJC from the CJC Shareholders in exchange for the issuance of 200,000,000 shares of Axiom’s Common Stock, par value $0.001 per share (the “Common Stock”), which shall represent approximately 58.8% of the issued and outstanding shares of Axiom’s Common Stock after giving effect to the cancellation of 200,000,000 shares of Common Stock currently issued and outstanding as the transactions contemplated herein (the “Exchange”) and on the Closing Date (as defined below), the CJC Shareholders will become shareholders of Axiom; and

4. Section 1.04 is hereby deleted in its entirety and replaced with the following:

Section 1.04 Subsidiaries and Predecessor Corporations. CJC owns 100% interests in each of (i) JinBaiXing (Shenzhen) Clean Energy Technology Service Company Limited, (ii) JinTaiHong (Shenzhen) Hotel Management Service Company Limited (the “Subsidiaries”) and these 2 WOFE companies owns 100% in each of (a) Xiaojin County Jitai Power Investment Company Limited, (b) Xiaojin County Xin Hong Electric Power Development Company Limited, (c) Sichuan Xing Tie Electric Power Company Limited, (d) Xiao Jin County EnZe Hotel Management Company Limited, and (e) Xiao Jin County SiGuNiang Mountain Hotel Management Company Limited (the “Subsidiaries”). Except for its ownership interest in the Subsidiaries, CJC does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, limited liability company or other entity.

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5. Sections 2.01 and 2.03 are hereby deleted in their entirety and replaced with the following:

Section 2.01 Organization. Axiom is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Horizon is a company duly organized and existing in good standing under the laws of the Cayman Islands. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Axiom’s or Horizon’s certificate of incorporation or bylaws. Axiom and Horizon have taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Axiom has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

Section 2.03 Subsidiaries and Predecessor Corporations. Axiom owns all of the issued and outstanding capital stock of Horizon free and clear of all liens, and Horizon has no outstanding options, warrants or rights to purchase its capital stock or other securities of Horizon, other than the capital stock owned by Axiom. Unless the context otherwise requires, all references in Articles II, III, IV and VI to “Axiom” shall be treated as being a reference to Axiom and Horizon taken together as one enterprise. Except for Horizon, Axiom does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

6. Section 3.01 is hereby deleted in its entirety and replaced with the following:

Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the CJC Shareholder shall sell, assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the CJC shares held by such CJC Shareholder in exchange for the issuance to the CJC Shareholders collectively of 200,000,000 shares of Axiom’s Common Stock representing approximately 58.8% of the issued and outstanding shares of Axiom’s Common Stock after giving effect to the cancellation of 200,000,000 shares of Common Stock currently issued and outstanding. On the Closing Date (as defined below), the CJC Shareholders shall, on surrender of their certificates representing their respective CJC Shares to Horizon, be entitled to receive a certificate or certificates evidencing their respective ownership of the Exchange Consideration. The number of shares of Axiom Common Stock to be received by each CJC Shareholder is as set forth on Schedule 3.01. Upon consummation of the transaction contemplated herein, all of the issued and outstanding CJC Shares shall be held by Horizon. Axiom will use its best efforts to Raise USD$25,000,000 in working capital for CJC.

7. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Agreement which are not in conflict with the terms of this Amendment shall remain in full force and effect.

Signature Page Follows.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Axiom Holdings, Inc. A Nevada corporation

By:	/s/ Curtis Riley
Curtis Riley
Chief Executive Officer

Horizon Resources Co. Ltd.
A Caymans Island company

By:	/s/ Curtis Riley
Curtis Riley
Chief Executive Officer

CJC (Hong Kong), Ltd.
A Hong Kong company

By:	/s/ Ms. Nankalamu
Ms. Nankalamu
Chief Executive Officer

CJC Shareholders:

By:	/s/ Hu Dengyang
Hu Dengyang

By:	/s/ Yang Chuan
Yang Chuan

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